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                           June 15, 2021

       Nadir Ali
       Chief Executive Officer
       INPIXON
       2479 E. Bayshore Road, Ste. 195
       Palo Alto, CA 94303

                                                        Re: INPIXON
                                                            Registration
Statement on Form S-3
                                                            Filed June 4, 2021
                                                            File No. 333-256827

       Dear Mr. Ali:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Matthew
Derby, Staff Attorney, at (202) 551-3334 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology
       cc:                                              Blake Baron